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Exhibit 5.1

Consent of Independent Registered Public Accounting Firm

        We consent to the incorporation by reference in this Amendment No. 2 to the Registration Statement No. 333-216168 on Form F-10 of our reports dated February 15, 2017, relating to the consolidated financial statements of New Gold Inc. and subsidiaries (the "Company") and the effectiveness of the Company's internal control over financial reporting, appearing in the Current Report on Form 6-K dated February 16, 2017, and the reference to us under the heading "Interest of Experts" appearing in the prospectus, which is part of this Registration Statement.

/s/ Deloitte LLP

Chartered Professional Accountants
Licensed Public Accountants

Toronto, Canada
March 2, 2017

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  Exhibit 5.1
Consent of Independent Registered Public Accounting Firm